Exhibit 99.1

Accenture Appoints Dennis F. Hightower to Its Board of Directors

— Former US deputy secretary of commerce and retired business executive rejoins Accenture board —

NEW YORK; Sept. 13, 2010 — Accenture (NYSE: ACN) has appointed Dennis F. Hightower to the company’s board of directors, effective immediately. Mr. Hightower, who first joined Accenture’s board of directors in 2003, stepped down from the board last year to accept his appointment as U.S. deputy secretary of commerce.

“We are thrilled to welcome Dennis back to our board of directors,” said William D. Green, Accenture’s chairman & CEO. “His experience this past year as deputy secretary of commerce is another important attribute he brings to Accenture, on top of his more than 35 years of global business experience and his previous tenure on our board. I speak for all the board members when I say that we are excited to once again benefit from Dennis’ invaluable perspective and experience as we remain focused on ensuring that Accenture is well-positioned for growth.”

Mr. Hightower’s appointment has been approved by Accenture’s board of directors. Mr. Hightower joins the board as a Class I director and will serve on the board’s Nominating & Governance and Compensation committees. He will be up for re-appointment at the Accenture plc annual general meeting of shareholders in February 2011.

Accenture’s board now comprises 11 directors, 10 of whom are external and independent. Mr. Green is the board’s only internal director.

Prior to serving as U.S. deputy secretary of commerce, Mr. Hightower was a retired business executive with distinguished careers in both the private and public sectors, including more than 35 years of experience in global marketing, strategic planning, operations and international general management. He had most recently served as CEO of Europe Online Networks S.A., a privately held broadband interactive entertainment company based in Luxembourg. From 1996 to 2000, he was a professor of Management and a senior lecturer at Harvard Business School.

From 1987 to 1996 Mr. Hightower was a senior executive with The Walt Disney Company, where he served in various positions, including president of Walt Disney Television & Telecommunications and president of Consumer Products, Europe, Middle East and Africa. Prior to joining Walt Disney, Mr. Hightower was a managing director with Russell Reynolds Associates, Inc.; vice president of corporate planning and a corporate officer at Mattel Inc.; and vice president and general manager with General Electric in Mexico. He also held positions with McKinsey & Company, Inc. and Xerox Corporation.

Before entering the private sector, Mr. Hightower was highly decorated for his service in the U.S. Army, where he rose to the rank of major. He holds an MBA from Harvard Business School and bachelor of science and honorary doctorate degrees from Howard University.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with more than 190,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$21.58 billion for the fiscal year ended Aug. 31, 2009. Its home page is www.accenture.com.

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Contact:

Roxanne Taylor

Accenture

+1 (917) 452-5106

roxanne.taylor@accenture.com